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                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING
                                                               -----------------
                                                                SEC FILE NUMBER
                                                                     0-23996
                                                               -----------------

                                     (CHECK ONE):              -----------------
                                                                  CUSIP NUMBER
                                                                  806870 10 1
                                                               -----------------

[ x ] Form 10-K and Form 10-KSB   [   ] Form 20-F     [   ] Form 11-K
[   ] Form 10-Q and Form 10-QSB   [   ] Form N-SAR

         For Period Ended:   MAY 31, 1996
                           -----------------------------------------------------
         [  ] Transition Report on Form 10-K
         [  ] Transition Report on Form 20-F
         [  ] Transition Report on Form 11-K
         [  ] Transition Report on Form 10-Q
         [  ] Transition Report on Form N-SAR

         For the Transition Period Ended:
                                          --------------------------------------
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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT
         OR TYPE.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------
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PART I -- REGISTRANT INFORMATION
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         Full Name of Registrant
         Former Name if Applicable
         SCHMITT INDUSTRIES, INC.
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         Address of Principal Executive Office (STREET AND NUMBER)

         2765 N.W. Nicolai Street, Portland, Oregon  97210
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         City, State and Zip Code

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PART II -- RULES 12B-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or filing made by a money market fund pursuant to Rule 30b3-1, or portion thereof will be field on or before the fifth calendar day following the prescribed due date; and


Form 12b-25                                                          Page 1 of 2

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    (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

PREPARATION OF THE REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS, WHICH IS TO BE FILED AS AN EXHIBIT TO THE FORM 10-K, HAS BEEN DELAYED DUE PRIMARILY TO FACTORS OUTSIDE REGISTRANT'S CONTROL.
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                                                 (Attach Extra Sheets if Needed)


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PART IV -- OTHER INFORMATION
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    (1)  Name and telephone number of person to contact in regard to this notification

    Mark A. von Bergen                           (503) 243-2300
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    (Name)                                   (Area Code) (Telephone Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [ x ]  Yes     [   ]  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [   ]  Yes     [ x ]  No

    If so: attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               SCHMITT INDUSTRIES, INC.
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                     (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  August 29, 1996                   By /s/ Wayne A. Case
    -------------------------------       -----------------------------------
                                             Wayne A. Case, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.

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                                      ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


Form 12b-25                                                          Page 2 of 2